Exhibit 99

FOR IMMEDIATE RELEASE

Contacts: Andrew Jamieson
ScottishPower
+ 44-141-636-4527
- or -
Bob Hess
ScottishPower
+ 1 503-813-7234
- or -
Brian Rafferty
Taylor Rafferty
+ 1 212-889-4350

PacifiCorp Granted $9 million General Rate Increase in Wyoming

GLASGOW-March 7, 2003-ScottishPower (LSE: SPW, NYSE: SPI) announces that on 7 March 2003 its US subsidiary, PacifiCorp, was granted recovery of approximately $9 million of the company's $20 million general rate case request from the Wyoming Public Service Commission (WPSC).

As part of the proceedings, the WPSC disallowed the company's requests for $60.3 million of net excess power costs related to the western power crisis and for $30.7 million to replace the lost generation due to the Hunter 1 plant failure. The company is currently considering its options in relation to the WPSC deliberations on the power cost issues.

In previous orders in other states, PacifiCorp has been authorised to recover more than $309 million of net excess power costs plus on-going carrying charges. The case to recover net excess power costs in Wyoming was the last of the major recoveries of costs related to the western energy crisis being sought by PacifiCorp. Another case continues in Washington.

Under UK GAAP, all of PacifiCorp's net excess power costs are charged to ScottishPower's profit and loss account when incurred.

ScottishPower's ADS, equivalent to four ordinary shares, trades on the New York Stock Exchange under the symbol SPI. ScottishPower's ordinary shares trade on the London Stock Exchange. Prices may be accessed on Bloomberg under the symbols SPI and SPW LN, on the Reuter Equities 2000 Service under SPI.N and SPW.L and on Quotron under SPWU.EU.

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